UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

ESH HOSPITALITY, INC.

EXTENDED STAY AMERICA, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share of Extended Stay America, Inc. and

Class B Common Stock, par value $0.01 per share, of ESH Hospitality, Inc.,

which are attached and trade together as a Share

(Title of Class of Securities)

30224P 20 0

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 30224P 20 0	Page 2 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.A-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 10,214,102
	7.	Sole dispositive power: 10,214,102
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 10,214,102
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 5.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 3 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.B-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 10,349,433
	7.	Sole dispositive power: 10,349,433
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 10,349,433
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 5.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 4 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.C-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 3,451,734
	7.	Sole dispositive power: 3,451,734
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,451,734
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 1.7%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 5 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners (AIV) VI-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 69,603
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 69,603
9.	Aggregate amount beneficially owned by each reporting person: 69,603
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 0.03%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 6 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.TE.1-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,569,209
	7.	Sole dispositive power: 6,569,209
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,569,209
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 3.2%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 7 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.TE.2-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 14,121,731
	7.	Sole dispositive power: 14,121,731
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 14,121,731
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 6.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 8 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.F-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 10,765,860
	7.	Sole dispositive power: 10,765,860
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 10,765,860
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 5.3%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 9 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 169,920
	7.	Sole dispositive power: 169,920
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 169,920
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 10 of 33 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VI-ESH L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,541,672
	7.	Sole dispositive power: 55,541,672
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,541,672
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 11 of 33 Pages

1.	Name of reporting persons: BREP VI Side-by-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 169,920
	7.	Sole dispositive power: 169,920
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 169,920
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 30224P 20 0	Page 12 of 33 Pages

1.	Name of reporting persons: BREA VI-ESH L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,541,672
	7.	Sole dispositive power: 55,541,672
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,541,672
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 30224P 20 0	Page 13 of 33 Pages

1.	Name of reporting persons: Blackstone Holdings III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,711,592
	7.	Sole dispositive power: 55,711,592
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,711,592
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.2%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 14 of 33 Pages

1.	Name of reporting persons: Blackstone Holdings III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,711,592
	7.	Sole dispositive power: 55,711,592
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,711,592
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.2%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 15 of 33 Pages

1.	Name of reporting persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,711,592
	7.	Sole dispositive power: 55,711,592
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,711,592
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.2%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 30224P 20 0	Page 16 of 33 Pages

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,711,592
	7.	Sole dispositive power: 55,711,592
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,711,592
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.2%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 30224P 20 0	Page 17 of 33 Pages

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,711,592
	7.	Sole dispositive power: 55,711,592
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,711,592
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.2%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 30224P 20 0	Page 18 of 33 Pages

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 55,711,592
	7.	Sole dispositive power: 55,711,592
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 55,711,592
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒
11.	Percent of class represented by amount in Row (9): 27.2%
12.	Type of reporting person (see instructions): IN

Item 1.	(a).	Name of Issuers

ESH Hospitality, Inc. and Extended Stay America, Inc.

	(b).	Address of Issuer’s Principal Executive Offices:

11525 N. Community House Road, Suite 100, Charlotte, North Carolina 28277

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Blackstone Real Estate Partners VI.A-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ii)	Blackstone Real Estate Partners VI.B-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iii)	Blackstone Real Estate Partners VI.C-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iv)	Blackstone Real Estate Partners (AIV) VI-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(v)	Blackstone Real Estate Partners VI.TE.1-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vi)	Blackstone Real Estate Partners VI.TE.2-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vii)	Blackstone Real Estate Partners VI.F-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(viii)	Blackstone Real Estate Holdings VI L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ix)	Blackstone Real Estate Associates VI-ESH L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(x)	BREP VI Side-by-Side GP L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xi)	BREA VI-ESH L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xii)	Blackstone Holdings III L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Quebec, Canada

(xiii)	Blackstone Holdings III GP L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xiv)	Blackstone Holdings III GP Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xv)	The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xvi)	Blackstone Group Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xvii)	Stephen A. Schwarzman c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share of Extended Stay America, Inc. and Class B Common Stock, par value $0.01 per share, of ESH Hospitality, Inc., which are attached and trade together as a Share (“Paired Shares”).

Item 2(e).	CUSIP Number:

30224P 20 0

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 204,787,500 shares of common stock, par value $0.01 per share, of Extended Stay America, Inc., which are attached to and traded together with 204,787,500 shares of Class B common stock, par value $0.01 per share, of ESH Hospitality, Inc., all outstanding as of December 18, 2013. as disclosed in the 10-Q filing of ESH Hospitality, Inc. and Extended Stay America, Inc. for the quarterly period ended September 30, 2013. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

10,214,102 Paired Shares are directly held by Blackstone Real Estate Partners VI.A-ESH L.P.; 10,349,433 Paired Shares are directly held by Blackstone Real Estate Partners VI.B-ESH L.P.; 3,451,734 Paired Shares are directly held by Blackstone Real Estate Partners VI.C-ESH L.P.; 69,603 Paired Shares are directly held by Blackstone Real Estate Partners (AIV) VI-ESH L.P.; 6,569,209 Paired Shares are directly held by Blackstone Real Estate Partners VI.TE.1-ESH L.P.; 14,121,731 Paired Shares are directly held by Blackstone Real Estate Partners VI.TE.2-ESH L.P.; 10,765,860 Paired Shares are directly held by Blackstone Real Estate Partners VI.F-ESH L.P. and 169,920 Paired Shares are directly held by Blackstone Real Estate Holdings VI L.P.

The general partner of each of Blackstone Real Estate Partners VI.A-ESH L.P., Blackstone Real Estate Partners VI.B-ESH L.P., Blackstone Real Estate Partners VI.C-ESH L.P., Blackstone Real Estate Partners (AIV) VI-ESH L.P., Blackstone Real Estate Partners VI.TE.1-ESH L.P., Blackstone Real Estate Partners VI.TE.2-ESH L.P., Blackstone Real Estate Partners VI.F-ESH L.P. and Blackstone Real Estate Partners VI.G-ESH L.P. (together with Blackstone Real Estate Holdings VI L.P., collectively, the “Partnerships”) is Blackstone Real Estate Associates VI-ESH L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C.

The general partner of Blackstone Real Estate Associates VI-ESH L.P. is BREA VI-ESH L.L.C. The managing member of BREA VI-ESH L.L.C. and sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the securities beneficially owned by the Partnerships directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Partnerships to the extent they directly hold securities) is the beneficial owner of securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such securities.

Reference is made to Item 8 of this Schedule 13G, which Item is incorporated by reference herein.

(b)    Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)    Number of Shares as to which the Reporting Person has:

(i)     Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)    Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)  Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)   Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Each of the Blackstone Entities, Centerbridge Entities and Paulson Entities listed below (collectively, the “Sponsor Shareholders”) is a party to a Stockholders’ Agreement, dated as of November 18, 2013, among ESH Hospitality, Inc., Extended Stay America, Inc. and such Sponsor Shareholders (the “Stockholders’ Agreement”). The Stockholders’ Agreement requires the Sponsor Shareholders to vote their Paired Shares and Extended Stay America, Inc to vote its Class B common stock, par value $0.01 (“Class B Shares”) for directors that are designated in accordance with the provisions of the Stockholders’ Agreement, among other terms. Given the terms of the Stockholders’ Agreement, as of the date hereof, each of the Sponsor Shareholders and certain of their respective affiliates may be deemed to be a member of a “group” that owns 167,134,774 Paired Shares and 250,295,833 Class B Shares, or 81.6% of the outstanding Paired Shares, 55% of all Class B Shares and 100% of the unpaired Class B Shares (in each case, calculated in accordance with Rule 13d-3(d) of the Act.

Blackstone Entities

Blackstone Real Estate Partners VI.A-ESH L.P.

Blackstone Real Estate Partners VI.B-ESH L.P.

Blackstone Real Estate Partners VI.C-ESH L.P.

Blackstone Real Estate Partners (AIV) VI-ESH L.P.

Blackstone Real Estate Partners VI.TE.1-ESH L.P.

Blackstone Real Estate Partners VI.TE.2-ESH L.P.

Blackstone Real Estate Partners VI.F-ESH L.P.

Blackstone Real Estate Holdings VI L.P.

Centerbridge Entities

Centerbridge Credit Partners, L.P.

Centerbridge Credit Partners TE Intermediate I, L.P.

Centerbridge Credit Partners General Partner, L.P.

Centerbridge Credit GP Investors, L.L.C.

Centerbridge Credit Partners Offshore Intermediate III, L.P.

Centerbridge Credit Partners Offshore General Partner, L.P.

Centerbridge Credit Offshore GP Investors, L.L.C.

Centerbridge Capital Partners AIV VI-A, L.P.

Centerbridge Capital Partners AIV VI-B, L.P.

Centerbridge Capital Partners Strategic AIV I, L.P.

Centerbridge Capital Partners SBS, L.P.

Centerbridge Associates, L.P.

Centerbridge GP Investors, LLC

Paulson Entities

ESA Recovery Acquisition, LLC

Paulson Advantage, L.P.

Paulson Advantage II L.P.

Paulson Advantage Ltd.

Paulson Advantage Plus, L.P.

Paulson Advantage Plus II L.P.

Paulson Advantage Plus PEQ1 Ltd

Paulson Advantage Plus II Ltd.

Paulson Credit Opportunities, L.P.

Paulson Credit Opportunities IV L.P.

Paulson Credit Opportunities PEQ1 Ltd.

Paulson Credit Opportunities II PEQ1 Ltd.

Paulson Credit Opportunities IV Ltd.

Paulson Recovery Fund, LP

Paulson Recovery Fund II LP

Paulson Recovery PEQ1 Ltd.

Paulson Recovery II Fund Ltd.

Paulson International Ltd.

Paulson Enhanced Ltd.

PCO EN LLC

PCO PP LLC

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

Blackstone Real Estate Partners VI.A-ESH L.P.
By: Blackstone Real Estate Associates VI-ESH L.P., its general partner By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VI.B-ESH L.P.
By: Blackstone Real Estate Associates VI-ESH L.P., its general partner By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VI.C-ESH L.P.
By: Blackstone Real Estate Associates VI-ESH L.P., its general partner
By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners (AIV) VI-ESH L.P.
By: Blackstone Real Estate Associates VI-ESH L.P., its general partner
By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VI.TE.1-ESH L.P.
By: Blackstone Real Estate Associates VI-ESH L.P., its general partner
By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VI.TE.2-ESH L.P.
By: Blackstone Real Estate Associates VI-ESH L.P., its general partner
By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VI.F-ESH L.P.
By: Blackstone Real Estate Associates VI-ESH L.P., its general partner
By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Holdings VI L.P.
By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Associates VI-ESH L.P.
By: BREA VI-ESH L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA V L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP VI Side-by-Side GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA VI-ESH L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2014, among the Reporting Persons (filed herewith).